Exhibit 99.1

NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

EMTEC, INC. ACQUIRES EMERGING SOLUTIONS

Springfield, NJ, August 16, 2011 – Emtec, Inc. (OTCQB: ETEC) (“Emtec” or the “Company”), a systems integrator, today announced that it has entered into a definitive agreement whereby Emtec will acquire Gnuco, LLC, doing business as Emerging Solutions (“Emerging.”)  Emerging is an Information Technology (IT) consulting/services company, based in Chicago, IL that focuses on enterprise performance management and has broad capabilities and deep technical expertise in market-leading technologies (e.g. Oracle, Hyperion, PeopleSoft, Microsoft, and Salesforce.com) as well as expertise in business process management.

Emtec is now positioned to provide a broad and deep portfolio of  IT services, including ERP implementations, application development,  maintenance and support to midsized to large companies.  The company now has the people, breadth of technology, proprietary processes and capital to accelerate its growth in these areas.  Emtec is the ideal choice for companies that want excellent capabilities and personalized attention.

Dinesh Desai, Chairman, CEO, and President of Emtec, said, “We are extremely pleased that we have teamed up with one of the  most talented and growing  IT services  companies in the Business Process Management/Enterprise Resource Planning (BPM/ERP) space. Emerging has built a very talented team of experienced professionals who have a focus on ensuring their clients receive world class IT expertise.  We believe that Emerging will integrate extremely well with our existing Application Service and ERP Practices -- including the Dinero and Covelix acquisitions we made earlier this year. There is a clear strategic fit between Emtec’s portfolio and growth plans and Emerging’s services offerings.  We have complementary cultures and very similar values, driven by a commitment to client service, creativity and execution.”

Mr. Desai continued, “This acquisition significantly enhances Emtec’s portfolio of services, commercial client-base and talent pool while strengthening Emtec’s position in the Midwest region of the U.S.”

Greg Lewis, Co-CEO of Emerging commented, “We have been looking for new ways to grow and are excited to join Emtec.  Emtec provides a larger platform for us and we feel that all of our associates will be able to provide an even better level of support and our clients will benefit from our expanded service offerings.”

Don Sweeney, Co-CEO of Emerging, added “We have found a culture that feels very familiar and welcoming.   There is a great future for Emtec and we are happy to be such an important milestone in the path to reach their goal to become a billion dollar IT services provider.”

In addition, Emtec announced that a new investment partner, NewSpring Mezzanine Capital, has made an investment  in Emtec.  The Company has a separate release concerning the new capital.

Advisors

Emtec’s legal advisor was Dechert LLP for the acquisition. Emerging was advised by McGuireWoods LLP and Focus Investment Banking.

Conference Call

Emtec will host a conference call on September 8, 2011 at 1PM US Eastern time to discuss the transaction, the Company’s year to date results, long term strategy and business outlook. The dial-in number for North American callers is 888-424-8151, conference ID 7215 110.  International callers can find their local toll free number at http://www.yourconferencecenter.com/r.aspx?p=11&a=USyNFxyIjgVVub.

About Emtec:

Emtec, Inc. established in 1964, provides information technology (IT) services and products to the federal, state and local government, education and commercial markets. Emtec helps clients identify and prioritize areas for improvement and then implement process, technology and business application improvements that reduce costs, improve service and align the delivery of IT with the needs of their organizations. Emtec’s market leading value based management methods, coupled with best-in-class IT technology, consulting and development services, address a wide range of specific client needs, as well as support broader IT transformation initiatives.  Emtec's service capabilities span the USA, Canada and countries around the globe. For more information visit: www.emtecinc.com.

About Emerging Solutions:

Emerging Solutions, founded in 1997 by Co-CEOs Greg Lewis and Don Sweeney, is an enterprise performance management IT services company, with broad capabilities and deep technical expertise in market-leading technologies (e.g. Oracle, Hyperion, PeopleSoft, Microsoft, and Salesforce.com) as well as a thorough understanding of business process management issues.  Serving midmarket and Fortune 500 companies in the Midwestern region, Emerging has an excellent market reputation, high levels of repeat business from returning customers, and strong vendor relationships, particularly with Oracle with which it has a Platinum Partnership.  Emerging Solutions is headquartered in Chicago with an additional office in Minneapolis.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.